Exhibit 99.4

GrowGeneration Purchases All the Assets of Humboldt Depot

California market to grow at a compounded annual rate of 18.5%, to $6.5 Billion by 2020.

DENVER, CO, Jan. 31, 2018 / - GrowGeneration Corp. (OTCQB: GRWG), GrowGeneration ("GrowGen" or the "Company"), one of the largest specialty retail hydroponic and organic gardening stores, with currently 15 locations serving both commercial and home growers, today announced that it has purchased all the assets of Humboldt Depot located in Arcata, CA. The Humboldt Depot operation generated approximately $4.0 Million in revenue in 2017 and this revenue will be added to the Company's consolidated financial statement. Humboldt Depot also has a location in McKinleyville, CA which the company plans to open and operate as a 2nd location in Humboldt County.

GrowGeneration Focused On Aggressive California Expansion

GrowGen continues the execution of its acquisition plans to acquire the leading hydroponic stores in key markets. Additionally, the company plans to expand its acquisition strategy into complementary verticals that include nutrients, soils, integrated pest management and other products that are consumed by cultivators already served by GrowGeneration. California continues to present significant growth opportunities for GrowGen, particularly with adult-use laws going into effect on Jan. 1, 2018. According to New Frontier Data, the California market projects to grow at a compounded annual rate of 18.5%, from $2.76 billion in 2015 to $6.5 billion by 2020.

GrowGen CEO Comments

Commenting on GrowGen's a purchase of Humboldt Depot, Darren Lampert, Co-Founder and CEO, said, "Our acquisition of Humboldt Depot strongly positions GrowGen in Humboldt County which is abundant with cultivators. Increasing our warehouse and retail showroom space will allow us to stock at inventory levels and sizes to attract the largest commercial growers. With over 2,000 cultivation licenses being applied for this year in Humboldt County, GrowGen is now poised to gain significant new business in one of America's iconic regions for cannabis cultivation. California is a major marketplace that the Company is developing, and plans to add several locations in the coming months."

GrowGeneration has already increased its revenue forecast for 2018 to $30M and has a strong acquisition pipeline in development for 2018. The Company plans to complete several acquisitions in the first half of 2018 and expanding its US model into Canada in 2018.

About GrowGeneration Corp.:

GrowGeneration Corp. ("GrowGen") owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 17 stores, which includes 9 locations in Colorado, 4 locations in California, 2 locations in Las Vegas, 1 location in Rhode Island and 1 location in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

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SOURCE GrowGeneration